Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of the 20th day of October 2014 among EUROCAN HOLDINGS, LTD., a corporation formed pursuant to the laws of the State of Nevada (“EURC”), EASTSIDE DISTILLING, INC., a corporation formed pursuant to the laws of the State of Nevada and a wholly owned subsidiary of EURC (the “Merger Sub”), and EASTSIDE DISTILLING, LLC, a limited liability company formed pursuant to the laws of the State of Oregon (“EASTSIDE”).

WHEREAS:

A.	EASTSIDE is an Oregon limited liability company operating as a distiller of spirits;

B.	The EASTSIDE Members own 100% of the presently issued and outstanding EASTSIDE Membership Interests (“EASTSIDE INTERESTS”);

C.	EURC is an online marketing and media solutions firm specializing in digital interactive media whose common stock is quoted on the OTC:QB; and

D.	The respective Boards of Directors of EURC, EASTSIDE and the Merger Sub deem it advisable and in the Best interests of EURC, EASTSIDE and the Merger Sub that EASTSIDE merge with and into Merger Sub (the “Merger”) pursuant to this Agreement and the Articles of Merger, and the applicable provisions of the laws of the State of Oregon and the State of Nevada.

 NOW THEREFORE, WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

A.	Definitions

In this Agreement the following terms will have the following meanings:

1.	“Acquisition Shares” means the 32,000,000 EURC Common Shares, which shares are to be issued and delivered to the EASTSIDE Members at Closing pursuant to the terms of the Merger in accordance with Schedule A, annexed hereto;

2.	“Agreement” means this agreement and plan of merger among EURC, the Merger Sub, and EASTSIDE;

3.	“Articles of Merger” means the appropriate articles of merger to be filed with Secretary of State of Nevada for the Merger of EASTSIDE into Merger Sub in accordance with the terms of this Agreement;

4.	“EASTSIDE Accounts Receivable” means all accounts receivable and other amounts owing to EASTSIDE;

5.	“EASTSIDE Assets” means all the property and assets of the EASTSIDE Business of every kind and description wherever situated including, without limitation, EASTSIDE Inventory, EASTSIDE Material Contracts, EASTSIDE Accounts Receivable, EASTSIDE Cash, EASTSIDE Intangible Assets and EASTSIDE Goodwill, and all credit cards, charge cards and banking cards issued to EASTSIDE;
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6.	“EASTSIDE Business” means all aspects of the business conducted by EASTSIDE;

7.	“EASTSIDE Cash” means all cash on hand or on deposit to the credit of EASTSIDE on the Closing Date, subject to reduction pursuant to Section 7.1(f) below;

8.	“EASTSIDE Financial Statements” means collectively, the audited financial statements of EASTSIDE for the fiscal years ending December 31, 2013 and 2012, and the unaudited financial statements of EASTSIDE for the period ending June 30, 2014, which shall be delivered at or before Closing, all of which will be prepared in accordance with United States generally accepted accounting principles and the requirements of Regulation S-X as promulgated by the Commission;

9.	“EASTSIDE Goodwill” means the goodwill of the EASTSIDE Business together with the exclusive right of EASTSIDE to represent itself as carrying on the EASTSIDE Business in succession of EASTSIDE subject to the terms hereof, and the right to use any words indicating that the EASTSIDE Business is so carried on including the right to use the name “Eastside Distilling, LLC” or any variation thereof as part of the name of or in connection with the EASTSIDE Business or any part thereof carried on or to be carried on by EASTSIDE, the right to all corporate, operating and trade names associated with the EASTSIDE Business, or any variations of such names as part of or in connection with the EASTSIDE Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the EASTSIDE Business, all necessary licenses and authorizations and any other rights used in connection with the EASTSIDE Business;

10.	“EASTSIDE Intangible Assets” means all of the intangible assets of EASTSIDE, including, without limitation, EASTSIDE Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of EASTSIDE;

11.	“EASTSIDE Inventory” means all inventory and supplies of the EASTSIDE Business as of June 30, 2014 as increased or decreased in the ordinary course of business;

12.	“EASTSIDE Material Contracts” means the burden and benefit of and the right, title and interest of EASTSIDE in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which EASTSIDE is entitled in connection with the EASTSIDE Business under which EASTSIDE is obligated to pay or entitled to receive the sum of Ten Thousand Dollars ($10,000) or more annually including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month’s notice;

13.	“Eastside Interests” means all of the issued and outstanding shares of EASTSIDE’s membership interests;

14.	“EASTSIDE Members” means all of the holders of the issued and outstanding Eastside Interests;

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15.	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

16.	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

17.	“Commission” means the Securities and Exchange Commission;

18.	“Effective Time” means the effective date of the filing of appropriate Articles of Merger in the form required by the state of Nevada provided that the Merger shall become effective as provided in by the laws of the state of Nevada;

19.	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

20.	“EURC Business” means all aspects of any business conducted by EURC and its subsidiaries, including Subsidiary (as defined herein);

21.	“EURC Financial Statements” means, collectively, the audited financial statements of EURC for the two fiscal years ended December 31, 2013 and December 31, 2012, respectively, and the unaudited financial statements of EURC for the periods ending March 31, 2014 and June 30, 2014 as included in the SEC Reports;

22.	“EURC Common Shares” means the shares of common stock in the capital of EURC;

23.	“Merger” means the merger, at the Effective Time, of EASTSIDE and the Merger Sub pursuant to this Agreement;

24.	“Securities Act” means the Securities Act of 1933, as amended;

25.	“SEC Reports” means all forms, reports and documents filed by EURC with the Commission under the Exchange Act on and after November 4, 2011 through the date hereof;

26.	“Surviving Company” means EASTSIDE following the merger with the Merger Sub and simultaneous merger into the EURC;

27.	“TTB License” means the Distilled Spirits Permit to EASTSIDE by the Tax and Trade Bureau of the United States of America.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

B.	Captions and Section Numbers

The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

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C.	Section References and Schedules

Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

D.	Severability of Clauses

If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2 THE MERGER

A.	The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”) and the Oregon Limited Liability Company Act (the “OLLCA”), EASTSIDE shall be merged with and into Merger Sub at the Effective Time (as hereinafter defined). Following the Merger, the separate limited liability company existence of EASTSIDE shall cease and Merger Sub shall continue as the surviving Company (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of EASTSIDE in accordance with the NRS and the OLLCA.

B.	Effect of the Merger. The Merger shall have the effect provided therefore by the NRS and the OLLCA. Without limiting the generality of the foregoing, and subject thereto, at Closing (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choices in action, and all and every other interest of or belonging to or due to EASTSIDE or the Merger Sub, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of EASTSIDE and the Merger Sub, as a group, and (ii) all debts, liabilities, duties and obligations of EASTSIDE and the Merger Sub, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of EASTSIDE and the Merger Sub, as a group, and neither the rights of creditors nor any liens upon the property of EASTSIDE or the Merger Sub, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

C.	Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation of the Surviving Company from and after the Closing shall be the Articles of Incorporation of the Merger Sub as in effect immediately prior to the Closing until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the NRS. The Bylaws of the Surviving Company from and after the Closing shall be the Bylaws of the Merger Sub as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Articles of Incorporation of the Surviving Company, and as provided by the NRS. The directors and officers of the Surviving Company from and after the Closing shall be the managers of EASTSIDE immediately prior to the Closing.
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D.	Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub or EASTSIDE, the shares of capital stock and/or membership interests of each of EASTSIDE and the Merger Sub shall be converted as follows:

1.	Capital Stock of the Merger Sub. Each issued and outstanding share of the Merger Sub’s capital stock shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company. Each stock certificate of the Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

2.	Conversion of Eastside Interests. EASTSIDE membership interests that are issued and outstanding at the Effective Time, representing 100% of the issued and outstanding Eastside Interests, shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive 32,000,000 Acquisition Shares, distributed pro rata, to the EASTSIDE members. All such Eastside Interests, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

3.	Cancelation of Shares. As additional consideration for entering the Agreement, certain holders of control shares of EURC hereby agree that simultaneously to Closing, they will cause the cancellation and return to treasury exactly Twenty Four Million Nine Hundred Ten Thousand (24,910,000) shares of EURC, as follows:

Shareholder	Number of Shares to Be Cancelled
Paul C. Kirkitelos	1,250,000
Michael Williams	3,460,000
Building 400, Ltd.	20,200,000
Total	24,910,000

Upon execution of this Agreement the cancelling shareholders identified in the Article 2 Section 3 shall deliver to Indeglia & Carney LLP (the “Escrow Agent”), along with bank medallion guaranteed stock powers and a resolution of the Board of Directors, or similar instrument as required by the transfer agent of record to effectuate the cancellation, to be held until Closing.

4.	Resulting Ownership. As a result of all conversions the following describes the holders of each entity:

a.	the holder of Eastside Interests shall hold exactly 32,000,000 Acquisition Shares.
b.	the remaining holders of EURC shares shall hold 8,000,000 shares.
c.	The total issued and outstanding capital stock of EURC will thus be 40,000,000 common shares.
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5.	Transfer and/or Notice of Transfer of TTB License. Prior to Closing, the Parties shall take all action required to transfer, assign or provide proper in accordance with the rights and obligations held under a Distilled Spirit Permit, issued by the state of Oregon , as governed by the Alcohol and Tobacco Tax and Trade Bureau of the United States. All Parties shall cooperate and act in a timely manner to ensure that all requirements are met, including but not limited to, timely filings with the state of Oregon and/or the Alcohol and Tobacco Tax and Trade Bureau of the United States.

ARTICLE 3 REPRESENTATIONS OF EURC

A.	Representations

EURC and the Merger Sub jointly and severally represent in all material respects to EASTSIDE, with the intent that EASTSIDE will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

1.	EURC - Corporate Status and Capacity

a.	Incorporation and Subsidiaries. EURC is a corporation duly organized and validly existing under the laws of the State of Nevada, and is in good standing with the office of the Secretary of State for the State of Nevada.

b.	Carrying on Business. EURC has the requisite corporate power and authority and all government licenses, authorizations, permits, consents, and approvals required to own, lease, and operate its properties and carry on its business as now being conducted. EURC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on their respective businesses.

c.	Corporate Capacity. EURC has the corporate power, capacity, and authority to own its assets. EURC has the corporate power, capacity, and authority to enter into this Agreement and consummate the transactions contemplated herein.

d.	Reporting Status; Listing. EURC files reports with the Commission pursuant to Section 15(d) under the Exchange Act. The EURC Common Shares are quoted on the OTC Bulletin Board under the symbol “EURC”. EURC has not received any oral or written notice that its common stock is not eligible nor will become ineligible for quotation on the OTC Bulletin Board nor that its common stock does not meet all requirements for the continuation of such quotation. EURC satisfies all the requirements for the continued quotation of its common stock on the OTC Bulletin Board.

e.	SEC Reports. EURC has filed all required SEC Reports with the Commission under the Exchange Act. The SEC Reports, at the time filed, complied as to form in all material respects with the requirements of the Exchange Act. None of the SEC Reports, including without limitation any financial statements or schedules included therein, contains any untrue statements of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
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2.	Merger Sub - Corporate Status and Capacity

a.	Incorporation. The Merger Sub is a corporation duly organized and validly existing under the laws of the State of Nevada, and is in good standing with the office of the Secretary of State for the State of Nevada.

b.	Carrying on Business. Other than corporate formation and organization, the Merger Sub has not carried on business activities to date.

c.	Corporate Capacity. The Merger Sub has the corporate power, capacity, and authority to enter into and complete this Agreement and consummate the transactions contemplated herein.

3.	EURC - Capitalization

a.	Authorized Capital. The authorized capital of EURC consists 900,000,000 shares authorized, par value $0.0001, of which 32,910,000 EURC Common Shares are presently issued and outstanding. In addition, there are 100,000,000 shares of preferred stock authorized, par value $0.0001, of which none issued and outstanding. All of the issued and outstanding shares of capital stock of EURC are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all federal and state securities laws. No shares of capital stock are held in treasury.

b.	No Option. Except as provided in in this Agreement, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible or exchangeable securities, profits interests, conversion rights, preemptive rights, rights of first refusal or other rights, agreements, arrangements or commitments of any nature whatsoever under which EURC is or may become obligated to issue, redeem, assign or transfer any shares of capital stock or purchase or make payment in respect of any shares of capital stock of EURC now or previously outstanding, and there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to or any shares of its capital stock. There are no stockholders agreements, voting agreements, or other similar agreements with respect to EURC’s capital stock to which EURC is a party or, to the knowledge of EURC, between or among any of EURC’s stockholders.

4.	Merger Sub - Capitalization

a.	Authorized Capital. The authorized capital of the Merger Sub consists of 1,000 shares of common stock, of which 1,000 shares of common stock are presently issued and outstanding and which are owned by EURC.

b.	No Option. No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any shares of common stock in Merger Sub or for the purchase, subscription or issuance of any of the unissued shares in the capital of Merger Sub.
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5.	EURC - Records and Financial Statements

a.	Charter Documents. The charter documents of EURC and the Merger Sub are as provided to EASTSIDE. EURC and its subsidiaries are not in violation or breach of, or in default with respect to, any term of their respective Articles of Incorporation (or other charter documents) or by-laws.

b.	EURC Financial Statements. The EURC Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of EURC, including the assets and liabilities, if any of EURC’s subsidiaries, as of the respective dates thereof, and the results of operations and changes in financial position of EURC during the periods covered thereby, in all material respects and have been prepared in accordance with United States generally accepted accounting principles consistently applied throughout the periods indicated. The EURC Financial Statements comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. EURC has not received any letters of comment from the staff of the Commission which have not been satisfactorily resolved as of the date hereof.

c.	EURC Accounts Payable and Liabilities. There are no liabilities, contingent or otherwise, of EURC or its subsidiaries which are not reflected in the EURC Financial Statements except those incurred in the ordinary course of business since the date of the EURC Financial Statements (which liabilities so incurred are set forth on Schedule 5(c) hereto), and neither EURC nor its subsidiaries have guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation.

d.	EURC Accounts Receivable. There are no accounts receivable of EURC or any of EURC’s subsidiaries which are not reflected in the EURC Financial Statements except those incurred in the ordinary course of business since the date of the EURC Financial Statements (which accounts receivable so incurred are set forth on Schedule 5(d) hereto).

e.	No Debt. Neither EURC nor its subsidiaries are, on the date hereof and on Closing will be, materially indebted to any, person or entity or other third party, including any affiliate, director or officer of EURC, except as reflected in the EURC Financial Statements and except for those incurred in the ordinary course of business since the date of the EURC Financial Statements (which debts so incurred are set forth on Schedule 5(e) hereto).

f.	No Related Party Debt to EURC. Except as set forth in the SEC Reports, no director or officer or affiliate of EURC or its subsidiaries is now indebted to or under any financial obligation to EURC or its subsidiaries on any account whatsoever, except for advances on account of travel and other expenses not exceeding One Thousand Dollars ($1,000) in total.

g.	No Dividends. No dividends or other distributions on any shares in the capital of EURC or the Subsidiary have been made, declared, or authorized since the date of the EURC Financial Statements.
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h.	No Payments. No payments of any kind have been made or authorized since the date of the EURC Financial Statements to or on behalf of officers, directors, shareholders or employees of EURC or its subsidiaries or under any management agreements with EURC or its subsidiaries, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them (which payments so made are set forth on Schedule 5(h) hereto).

i.	No Pension Plans. There are no pension, profit sharing, group insurance, or similar plans or other deferred compensation plans affecting EURC or its subsidiaries.

j.	Internal Controls. EURC and its subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. EURC has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for EURC and designed such disclosure controls and procedures to ensure that material information relating to EURC, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which EURC’s most recently filed periodic report with the Commission, as the case may be, is being prepared. EURC’s certifying officers have evaluated the effectiveness of EURC’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report with the Commission (such date, the “Evaluation Date”). EURC presented in its most recently filed periodic report with the Commission the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in EURC’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the knowledge of EURC, in other factors that could significantly affect EURC’s internal controls. EURC has no “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the SEC).

k.	No Adverse Events. Since June 30, 2014, (i) there has not been any material adverse change in the properties, results of operations, financial position, or condition (financial or otherwise) of EURC, its subsidiaries, its assets or liabilities or any damage, loss or other change in circumstances materially affecting EURC, the EURC Business or EURC’s right to carry on the EURC Business, (ii) there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting EURC, its subsidiaries, or the EURC Business, (iii) there has not been any material increase in the compensation payable or to become payable by EURC to any of EURC’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them, (iv) the EURC Business has been and continues to be carried on in the ordinary course, (v) EURC has not waived or surrendered any right of material value, (vi) neither EURC nor its subsidiaries have discharged, satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, (vii) no capital expenditures in excess of Five Thousand Dollars ($5,000) have been authorized or made by EURC, (viii) EURC has not materially altered its method of accounting or the identity of its auditors, and (ix) EURC has not issued any equity securities. EURC does not have pending before the SEC any request for confidential treatment of information.

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l.	Bank Accounts and Powers of Attorney. Schedule 5(l) sets forth a true and complete list of (i) each bank, broker, or other financial institution in or with which EURC and any subsidiary has a depository account, investment or brokerage account, checking account, trust account, escrow account or safe deposit box; (ii) all account numbers for such accounts; and (iii) the names of all Persons who are authorized signatories on such accounts or who otherwise have access thereto. Except as set forth on Schedule 5(l), neither EURC nor any subsidiary has granted any general or special powers of attorney to act on its behalf.

m.	Books and Records. All accounts, books, ledgers and official and other records prepared and kept by EURC are true, complete, and accurate in all material respects and have been kept in accordance with sound business practices.

6.	EURC - Income Tax Matters

a.	Tax Returns. As of the Closing Date, tax returns for 2013, 2012, and 2011 and reports of EURC and its subsidiaries required by law to be filed are or will have been filed with the appropriate taxing authorities and are or will be true, complete, and correct, and any taxes payable in accordance with any return filed by EURC and its subsidiaries or in accordance with any notice of assessment or reassessment issued by any taxing authority have been timely paid and no amounts are owed to any taxing authority as of the Closing Date. Without limiting the generality of the foregoing, EURC hereby represents that no amounts are or will be owed to any taxing authorities by EURC and/or its subsidiaries for the period commencing on the formation (incorporation) of EURC though the Closing Date. There are no liens for taxes upon the assets of EURC.

b.	Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed, and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by EURC. EURC is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

c.	Deficiencies; Audits. No unpaid (or unreserved in accordance with generally accepted accounting principles applied on a consistent basis) deficiencies for taxes have been claimed, proposed, or assessed by any taxing authority or other governmental authority with respect to EURC or its subsidiaries for any pre-Closing period and, to the best knowledge of EURC, there are no pending audits, investigations, or claims for or relating to any liability in respect of taxes of EURC, nor has EURC been notified of any request for such an audit, investigation, or claim. EURC has not requested any extension of time within which to file any currently unfiled returns in respect of any taxes and no extension of a statute of limitations relating to any taxes is in effect with respect to EURC or its subsidiaries.
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7.	EURC - Applicable Laws and Legal Matters

a.	Licenses. EURC and its subsidiaries hold all licenses, permits, and other authorizations from all applicable governmental authorities as may be requisite for carrying on the EURC Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained, continue to be in good standing, are in full force and effect, and no violations thereunder have been recorded, except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on EURC or the EURC Business.

b.	Applicable Laws. Neither EURC nor its subsidiaries have been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the EURC Business, and neither EURC nor its subsidiaries are in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on EURC or the EURC Business.

c.	Pending or Threatened Litigation. Except as provided in the SEC Reports, there is no litigation or administrative or governmental proceeding pending or threatened against or relating to EURC, its subsidiaries, or the EURC Business, nor does EURC have any knowledge of any act or omission of EURC or its subsidiaries that would form any material basis for any such action or proceeding.

d.	No Bankruptcy. Neither EURC nor its subsidiaries have made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against EURC or its subsidiaries and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of EURC or its subsidiaries.

e.	Labor Matters. Neither EURC nor its subsidiaries are party to any collective agreement relating to the EURC Business with any labor union or other association of employees and no part of the EURC Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of EURC, has made any attempt in that regard. EURC has complied with all laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the withholding and payment of social security and other taxes.

f.	Finder’s Fees. Neither EURC nor its subsidiaries are party to any agreement which provides for the payment of finder’s fees, brokerage fees, commissions, or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

g.	No Market Manipulation. EURC and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of EURC common stock to facilitate the sale or resale of EURC common stock or affect the price at which EURC common stock may be issued or resold, provided, however, that this provision shall not prevent EURC from engaging in investor relations/public relations activities consistent with past practices.
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8.	Execution and Performance of Agreement

a.	Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of EURC and the Merger Sub. This Agreement has been duly authorized, executed, and delivered by EURC and the Merger Sub and constitutes a legal, valid, and binding obligation of each of EURC and the Merger Sub, enforceable against each of EURC and the Merger Sub in accordance with their respective terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

b.	No Violation or Breach. The execution and performance of this Agreement will not:

i.	violate the charter documents of EURC or the Merger Sub or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which EURC or its subsidiaries are party,

ii.	give any person any right to terminate or cancel any agreement or any right or rights enjoyed by EURC or its subsidiaries,

iii.	result in any alteration of EURC’s or its subsidiaries’ obligations under any agreement to which EURC or its subsidiaries are party,

iv.	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of EURC,

v.	result in the imposition of any tax liability to EURC or its subsidiaries relating to the assets of EURC, or

vi.	violate any court order or decree to which either EURC or its subsidiaries is subject.

9.	The EURC Business

a.	Maintenance of Business. Since the date of the EURC Financial Statements, EURC and its subsidiaries have not entered into any material agreement or commitment except in the ordinary course and except as provided in, contemplated by, or set forth in this Agreement or in the SEC Reports.

b.	Subsidiaries. Except for (i) the Merger Sub, EURC and (ii) Michael William Web Design, Inc. does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm. References in this Agreement to any subsidiaries of the EURC shall include the Merger Sub, the Name Change Subsidiary and any other subsidiary that EURC may have but has not disclosed in this Agreement.
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c.	Restrictions on Business Activities. There is no agreement, judgment, injunction, order, or decree binding upon the Company or any Seller or, to the Knowledge of the Company, any employee of the Company, that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or the conduct of business by the Company as currently conducted or as currently expected to be conducted by the Company following the Closing.

d.	Investment Company. EURC is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

e.	No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by EURC to arise, between EURC and the accountants and lawyers formerly or presently employed by EURC, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers.

10.	EURC - Acquisition Shares

a.	Acquisition Shares. The Acquisition Shares, when delivered to the holders of Eastside Interests pursuant to the Merger, shall be validly issued and outstanding as fully paid and non-assessable shares of EURC, and the Acquisition Shares shall be transferable upon the books of EURC, in all cases subject to the provisions and restrictions of all applicable securities laws.

b.	Securities Law Compliance. Except as set forth in the SEC Reports, EURC has not issued any shares of its common stock (or securities convertible into or exercisable for shares of common stock). Neither EURC nor any person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of EURC under circumstances which would require the integration of such offering with the offering of the Acquisition Shares issued to the EASTSIDE Members) which subject the issuance or sale of such shares to the EASTSIDE Members to the registration requirements of Section 5 of the Securities Act.

c.	DTC Status. EURC’s transfer agent is a participant in and EURC common stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program. The name, address, telephone number, fax number, contact person and email address of EURC’s transfer agent is set forth on Schedule 10(c) hereto.

B.	Non-Merger and Survival

The representations of EURC and the Merger Sub contained herein are true and correct as of the date of this Agreement and will be true at and as of Closing in all material respects as though such representations were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation) or any investigation made by the EASTSIDE Members, the representations of EURC shall survive the Closing for a period of two (2) years.

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C.	Indemnity

EURC, along with Michael Williams, personally, and Building 400, Ltd., individually, shall defend, indemnify and save harmless EASTSIDE from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim, resulting from the breach by EURC of any representation or covenant made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by EURC and/or the Merger Sub to EASTSIDE hereunder. Legal fees and other costs of defending and prosecuting this action shall be borne by Michael Williams, personally, and Building 400, Ltd., individually.

ARTICLE 4 COVENANTS OF EURC

A.	Covenants

EURC covenants and agrees with EASTSIDE that EURC will do the following:

1.	Conduct of Business. Until the Closing, conduct its business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement;

2.	Access. Until the Closing, give the EASTSIDE Members and their representatives full access to all of the properties, books, contracts, commitments and records of EURC, and furnish to the EASTSIDE Members and their representatives all such information as they may reasonably request;

3.	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger; and

4.	SEC Filings. Until the Closing, file with the Commission in a timely manner, all reports and other documents required of EURC under either the Securities Act or the Exchange Act.

5.	Public Announcements. EURC will not issue or make or cause the publication of, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of EASTSIDE; provided, however, that nothing herein will prohibit EURC from issuing, making, or causing the publication of any such press release or public announcement to the extent that EURC is advised by its legal counsel that such action is required by law, in which case EURC will use reasonable efforts to allow EASTSIDE reasonable time to review and comment on such release or announcement in advance.

6.	8-K. Within four business days after the execution of this Agreement, EURC shall file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement.

7.	Tax Returns. On or before the Closing Date, EURC shall file all tax returns from inception through 2013 that have not previously been filed with the appropriate taxing authorities. Such tax returns will be true, complete, and correct. EURC will pay any taxes payable in accordance with any such return filed by EURC or in accordance with any notice of assessment or reassessment issued by any taxing authority.
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ARTICLE 5 REPRESENTATIONS OF EASTSIDE

A.	Representations

EASTSIDE represents in all material respects to EURC, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

1.	EASTSIDE - Corporate Status and Capacity

a.	Incorporation. EASTSIDE is a limited liability company duly formed and validly existing under the laws of the State of Oregon, and is in good standing with the office of the Secretary of State for the State of Oregon.

b.	Carrying on Business. EASTSIDE is duly qualified or licensed to do business and in in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on its businesses.

c.	Corporate Capacity. EASTSIDE has the corporate power, capacity, and authority to own the EASTSIDE Assets and to carry on the EASTSIDE Business and EASTSIDE has the corporate power, capacity and authority to enter into and complete this Agreement.

2.	EASTSIDE - Capitalization

a.	Ownership of Eastside Interests. The issued and outstanding share capital of EASTSIDE consist of 32,000,000 units, which constitute 100% of the membership interests (being the Eastside Interests), which interests are validly issued and outstanding as fully paid and non-assessable. The EASTSIDE Members are the registered and beneficial owner of the Eastside Interests. The Eastside Interests owned by the EASTSIDE Members are free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever not created by or through EURC and/or the Merger Sub. Except as provided in in this Agreement, no person, firm, or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any membership interests of EASTSIDE.

b.	No Restrictions. Except as set forth in the amended and restated operating agreement of Eastside, here are no restrictions on the transfer, sale, or other disposition of Eastside Interests contained in the charter documents of EASTSIDE or under any agreement.
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3.	EASTSIDE - Records and Financial Statements

a.	Charter Documents. EASTSIDE is not in violation or breach of, or in default with respect to, any term of its Articles of Organization (or other charter documents) or amended and restated operating agreement.

b.	EASTSIDE Financial Statements. The EASTSIDE Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of EASTSIDE as of the respective dates thereof, and the results of operations and changes in financial position of EASTSIDE during the periods covered thereby, and are prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

c.	EASTSIDE Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of EASTSIDE which are not reflected in the EASTSIDE Financial Statements except those incurred in the ordinary course of business since the date of the EASTSIDE Financial Statements.

d.	No Dividends. No dividends or other distributions on any shares in the capital of EASTSIDE have been made, declared, or authorized since the date of the EASTSIDE Financial Statements.

4.	EASTSIDE - Income Tax Matters

a.	Tax Returns. All tax returns and reports of EASTSIDE required by law to be filed have been filed and to the Best of EASTSIDE’s knowledge and belief are true, complete and correct, and any taxes payable in accordance with any return filed by EASTSIDE or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

b.	Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by EASTSIDE. EASTSIDE is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

5.	EASTSIDE - Applicable Laws and Legal Matters

a.	Licenses. EASTSIDE holds all licenses and permits as may be requisite for carrying on the EASTSIDE Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the EASTSIDE Business. Specifically, EASTSIDE holds a current and valid license and/or permit for the distillation of spirts in the state of Oregon, approved by the Alcohol and Tobacco Tax and Trade Bureau of the United States.

b.	Applicable Laws. EASTSIDE has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the EASTSIDE Business, and, to EASTSIDE’s knowledge and belief, EASTSIDE is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the EASTSIDE Business.
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c.	Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to EASTSIDE, the EASTSIDE Business, or any of the EASTSIDE Assets, nor does EASTSIDE have any knowledge of any deliberate act or omission of EASTSIDE that would form any material basis for any such action or proceeding.

d.	No Bankruptcy. EASTSIDE has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against EASTSIDE and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of EASTSIDE.

e.	Labor Matters. EASTSIDE is not a party to any collective agreement relating to the EASTSIDE Business with any labor union or other association of employees and no part of the EASTSIDE Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of EASTSIDE, has made any attempt in that regard and EASTSIDE has no reason to believe that any current employees will leave EASTSIDE’s employ as a result of this Merger.

6.	Execution and Performance of Agreement

a.	Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of EASTSIDE and the EASTSIDE Members.

b.	No Violation or Breach. The execution and performance of this Agreement will not (i) violate the charter documents of EASTSIDE or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which EASTSIDE is a party, (ii) give any person any right to terminate or cancel any agreement including, without limitation, EASTSIDE Material Contracts, or any right or rights enjoyed by EASTSIDE, (iii) result in any material alteration of EASTSIDE’s obligations under any agreement to which EASTSIDE is a party including, without limitation, the EASTSIDE Material Contracts, (iv) result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the EASTSIDE Assets, (v) result in the imposition of any tax liability to EASTSIDE relating to EASTSIDE Assets or the Eastside Interests, or (vi) violate any court order or decree to which EASTSIDE is subject.

7.	EASTSIDE Assets - Ownership and Condition

a.	No Option. No person, firm, or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the EASTSIDE Assets.

b.	EASTSIDE Material Contracts. The EASTSIDE Material Contracts constitute all of the material contracts of EASTSIDE.
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c.	No Default. There has not been any default in any material obligation of EASTSIDE or any other party to be performed under any of the EASTSIDE Material Contracts, each of which is in good standing and in full force and effect and unamended, and EASTSIDE is not aware of any default in the obligations of any other party to any of the EASTSIDE Material Contracts.

8.	EASTSIDE Assets - EASTSIDE Goodwill and Other Assets

EASTSIDE does not have any knowledge of any infringement by EASTSIDE of any intellectual property or trade secret.

9.	The Business of EASTSIDE

a.	Maintenance of Business. Since the date of the EASTSIDE Financial Statements, the EASTSIDE Business has been carried on in the ordinary course, and EASTSIDE has not entered into any material agreement or commitment except in the ordinary course of business, except as contemplated by this Agreement.

b.	Subsidiaries. EASTSIDE does not have any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

B.	Non-Merger and Survival

The representations of EASTSIDE contained herein will be true at and as of Closing in all material respects as though such representations were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation) or any investigation made by EURC, the representations of EASTSIDE shall survive the Closing for a period of two (2) years.

C.	Indemnity

EASTSIDE agrees to indemnify and save harmless EURC from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of EASTSIDE to defend any such claim), resulting from the breach by EASTSIDE of any representation of EASTSIDE made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by EASTSIDE to EURC hereunder.  Legal fees and other costs of defending and prosecuting this action shall be borne by EASTSIDE.

ARTICLE 6 COVENANTS OF EASTSIDE

A.	Covenants

EASTSIDE covenants and agrees with EURC that it will:

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1.	Conduct of Business. Until the Closing, conduct the EASTSIDE Business diligently and in the ordinary course consistent with the manner in which the EASTSIDE Business generally has been operated up to the date of execution of this Agreement;

2.	Preservation of Business. Until the Closing, use its Best efforts to preserve the EASTSIDE Business and the EASTSIDE Assets; and

3.	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the EASTSIDE Assets, including the EASTSIDE Material Contracts.

4.	Public Announcements. EASTSIDE will not issue or make or cause the publication of, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of EURC; provided, however, that nothing herein will prohibit EASTSIDE from issuing, making, or causing the publication of any such press release or public announcement to the extent that EASTSIDE is advised by its legal counsel that such action is required by law, in which case EASTSIDE will use reasonable efforts to allow EURC reasonable time to review and comment on such release or announcement in advance.

ARTICLE 7 CONDITIONS PRECEDENT

A.	Conditions Precedent in favor of EURC

EURC’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by EURC) of each of the following conditions precedent on or before the Closing:

1.	all documents or copies of documents required to be executed and delivered to EURC as set forth in Article 9 hereof will have been so executed and delivered;

2.	all required notices, transfers, applications, or documentation otherwise required shall be filed with the licensing board of the state of Oregon, and if required, with the Alcohol and Tobacco Tax and Trade Bureau of the United States, such that there is continuity and survival of licensing and permit for the distillation of spirits in the state of Oregon that rests with EURC upon Closing of the transaction contemplated herein.

3.	all of the terms, covenants, and conditions of this Agreement to be complied with or performed by EASTSIDE at or prior to the Closing will have been complied with or performed;

4.	title to the Eastside Interests held by the EASTSIDE Members will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever not created by or through EURC and/or the Merger Sub;

5.	the Articles of Merger shall be executed by EASTSIDE in form acceptable for filing with the Nevada Secretary of State;

6.	subject to Article 8 hereof, there will not have occurred:
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a.	any material adverse change in the financial position or condition of EASTSIDE, its liabilities or the EASTSIDE Assets or any damage, loss or other change in circumstances materially and adversely affecting the EASTSIDE Business or the EASTSIDE Assets or EASTSIDE’s right to carry on the EASTSIDE Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

b.	any damage, destruction, loss or other event, including changes to any laws or statutes applicable to EASTSIDE or the EASTSIDE Business (whether or not covered by insurance) materially and adversely affecting EASTSIDE, the EASTSIDE Business or the EASTSIDE Assets;

7.	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

8.	all representations of EASTSIDE contained herein shall be true and correct as of the Closing Date;

9.	all requisite paperwork, documentation, filings, or other actions required to transfer, assign or otherwise provide notice in regards to the TTB License; and

10.	EURC shall be in receipt of the EASTSIDE Financial Statements fully audited in accordance with the standards deemed acceptable by the SEC.

B.	Waiver by EURC

The conditions precedent set out in the preceding section are inserted for the exclusive benefit of EURC and any such condition may be waived in whole or in part by EURC at or prior to Closing by delivering to EASTSIDE a written waiver to that effect signed by EURC. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, EURC shall be released from all obligations under this Agreement.

C.	Conditions Precedent in Favor of EASTSIDE

The obligations of EASTSIDE to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

1.	all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered to EASTSIDE as set forth in Article 9 hereof will have been so executed and delivered;

2.	all shares to be cancelled along with any and all other documentation as required by Article 2(D)(3) shall be delivered to the Escrow Agent, and concurrent with the Closing, shall be submitted to EURC’s transfer agent for cancellation;

3.	the following persons shall be elected officers of EURC, effective upon the Effective Time: Steven Earles, (Chief Executive Officer and Chief Financial Officer) and Lenny Gotter, (Chief Operating Officer and Secretary);

4.	the board of directors of EURC shall have expanded to four (4) in a form reasonably acceptable to EASTSIDE, Steven Earles and Lenny Gotter shall have been appointed to EURC’s board of directors in a form reasonably acceptable to EASTSIDE, and thereafter, Michael Williams and Daniella Anastasio shall have resigned from EURC’s board of directors;
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5.	EURC shall have delivered evidence satisfactory to EASTSIDE, in its sole and absolute discretion, that all liabilities of EURC, other than a note payable in the principal amount of $150,000, have been satisfied, compromised, or otherwise extinguished as of the Closing;

6.	all of the terms, covenants and conditions of this Agreement to be complied with or performed by EURC or the Merger Sub at or prior to the Closing shall have been complied with or performed;

7.	EASTSIDE shall have completed its review and inspection of the books and records of EURC and its subsidiaries and shall be reasonably satisfied with same in all material respects;

8.	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

9.	the Articles of Merger shall be executed by the Merger Sub in form acceptable for filing with the Nevada Secretary of State;

10.	subject to Article 8 hereof, there will not have occurred (i) any material adverse change in the financial position or condition of EURC, its subsidiaries, their assets or liabilities or any damage, loss or other change in circumstances materially and adversely affecting EURC or the EURC Business or EURC’s right to carry on the EURC Business, other than changes in the ordinary course of business, none of which has been materially adverse, or (ii) any damage, destruction, loss or other event, including changes to any laws or statutes applicable to EURC or the EURC Business (whether or not covered by insurance) materially and adversely affecting EURC, its subsidiaries or its assets;

11.	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any; and

12.	all representations and of EURC and the Merger Sub contained herein shall be true and correct as of the Closing Date.

D.	Waiver by EASTSIDE

The conditions precedent set out in the preceding section are inserted for the exclusive benefit of EASTSIDE and any such condition may be waived in whole or in part by EASTSIDE at or prior to the Closing by delivering to EURC a written waiver to that effect signed by EASTSIDE. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing EASTSIDE shall be released from all obligations under this Agreement.

ARTICLE 8 RISK

A.	Material Change in the Business of EASTSIDE
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1.	If any material loss or damage to the EASTSIDE Business occurs prior to Closing and such loss or damage, in EURC’s reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, EURC shall, within two (2) days following any such loss or damage, by notice in writing to EASTSIDE, at its option, either:

2.	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

3.	elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to EURC’s obligations to carry out the transactions contemplated hereby, be vested in EASTSIDE or otherwise adequately secured to the satisfaction of EURC on or before the Closing Date.

B.	Material Change in the EURC Business

1.	If any material loss or damage to the EURC Business occurs prior to Closing and such loss or damage, in EASTSIDE’s reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, EASTSIDE shall, within two (2) days following any such loss or damage, by notice in writing to EURC, at its option, either:

2.	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

3.	elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to EASTSIDE’s obligations to carry out the transactions contemplated hereby, be vested in EURC or otherwise adequately secured to the satisfaction of EASTSIDE on or before the Closing Date.

ARTICLE 9 CLOSING

A.	Documents to be Delivered by EASTSIDE

On or before the Closing, EASTSIDE will deliver or cause to be delivered to EURC:

1.	all reasonable consents or approvals required to be obtained by EASTSIDE for the purposes of completing the Merger;

2.	an acknowledgement from EASTSIDE of the satisfaction of the conditions precedent set forth in section 7(A) hereof; and

3.	such other documents as EURC may reasonably require to give effect to the terms and intention of this Agreement.

B.	Documents to be Delivered by EURC

On or before the Closing, EURC and the Merger Sub shall deliver or cause to be delivered to EASTSIDE:

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1.	an acknowledgement from EURC of the satisfaction of the conditions precedent set forth in section 7(C) hereof;

2.	certified resolutions of EURC’s board of directors authorizing the transactions contemplated by this Agreement and the issuance of the Acquisition Shares;

3.	the corporate minute book of EURC, including the articles of incorporation, as amended, the bylaws, as amended, all minutes of the stockholders, board of directors, and committees thereof;

4.	a certified list of common stockholders from EURC’s transfer agent, dated as of the date of Closing;

5.	all accounting books and records for EURC from inception through the present;

6.	all SEC EDGAR codes for EURC;

7.	a letter of instruction to EURC’s transfer agent signed by Michael Williams on behalf of EURC advising the transfer agent of the change of officers and directors contemplated by this Agreement;

8.	a letter to EURC’s current certifying accountants signed by Michael Williams on behalf of EURC advising the certifying accountants of the change of officers and directors contemplated by this Agreement;

9.	such other documents as EASTSIDE may reasonably require to give effect to the terms and intention of this Agreement.

Promptly following the Closing, and in no event later than five (5) business days following the Closing, EURC will deliver or cause to be delivered certificates for the Acquisition Shares to the EASTSIDE Members.

ARTICLE 10 POST-CLOSING MATTERS

Forthwith after the Closing, EURC and EASTSIDE agree to use all their Best efforts to:

A.	file the Articles of Merger with the Secretary of State of Nevada and the Secretary of State of Oregon; and

B.	within four business days after the Closing, file a Form 8-K with the Securities and Exchange Commission disclosing the Closing.

ARTICLE 11 GENERAL PROVISIONS

A.	Governing Law

This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Nevada as applied to contracts that are executed and performed in Nevada, without regard to the principles of conflicts of law thereof.

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B.	Indemnification Provisions

Notice to Indemnifying Party.  If any party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Sections 3.3 or 5.3 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s receipt of such notice.  Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the losses that have been or may be sustained by the Indemnitee.  The Indemnifying Party may, subject to the other provisions of this Section 11.2, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim.  If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability. The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto.  The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder.  All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party.  The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party.   If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

C.	Notice

Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid  certified or registered mail, e-mail or Facsimile. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally, by e-mail or by Facsimile shall be deemed to have been received on the actual date of delivery.

D.	Addresses for Service

The address for service of notice of each of the parties hereto is as follows:

EURC or the Merger Sub:

EuroCan Holdings LTD.

ATTN: Michael Williams

1 Union Square West, Suite 902

New York, NY 10003

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With a copy to:

Eilers Law Group, P.A.

169	43rd Street

Miami, FL 33137

Attn:  William R. Eilers, Esq.

EASTSIDE:

Eastside Distilling, LLC

1512 SE 7th Avenue,

Portland, OR 92714

With a copy to:

Indeglia & Carney LLP

11900 Olympic Blvd., Suite 770

Los Angeles, CA 90064

Attn: Marc A. Indeglia, Esq.

E.	Change of Address

Any party may, by notice to the other parties change its address for notice to some other address.

F.	Further Assurances

Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

G.	Time of the Essence

Time is expressly declared to be the essence of this Agreement.

H.	Entire Agreement

The provisions contained herein constitute the entire agreement among EASTSIDE, the Merger Sub and EURC respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among EASTSIDE, the Merger Sub and EURC with respect to the subject matter hereof.

I.	Succession

This Agreement will endure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

J.	Assignment

This Agreement is not assignable without the prior written consent of the parties hereto.

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K.	Expenses

Each party agrees to pay, without right of reimbursement from any other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation.

L.	Counterparts

This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by Facsimile will constitute proper delivery.

M.	Termination

This Agreement may only be terminated at any time prior to the Closing Date:

1.	upon mutual written consent authorized by the Board of Directors of EURC and EASTSIDE; or

2.	by either EURC or EASTSIDE if the Closing shall not have been consummated by the close of business on October 31, 2014.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

EUROCAN HOLDINGS, LTD.

By: /s/ Michael Williams
Name: Michael Williams
Title: CEO

EASTSIDE DISTILLING, INC.

By: /s/ Michael Williams
Name: Michael Williams
Title: President

EASTSIDE DISTILLING, LLC

By: /s/ Steve Earles /s/ Larry Gotter
Name: Steve Earles and Larry Gotter
Title: CEO and COO, respectively

In acknowledgement and acceptance of Article 2(D)(3) and Article 3(C), and the rights obligations derived therefrom the undersigned hereby agrees to those terms referencing the undersigned party,

/s/Michael Williams	10/20/2014
Michael Williams	Date

/s/ J.M. Bennett	10/20/2014
Building 400, Ltd.	Date

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